Exhibit 99.1

Filed by Victory Acquisition Corp.

Pursuant to Rule 425 under the Securities Act of 1933, as amended and

Rule 14a-12 under the Securities Exchange Act of 1934, as amended

Subject Company: Victory Acquisition Corp.

Commission File No.: 001-33419; 333-158171

FOR IMMEDIATE RELEASE

VICTORY ACQUISITION CORP. ANNOUNCES

INFORMATION ON SPECIAL MEETING OF STOCKHOLDERS

JACKSON, WYOMING, April 22, 2009 – Victory Acquisition Corp. (“Victory”) (NYSE Amex: VRY) announced that the polls for its special meeting of stockholders to be held on April 23, 2009 at 10:00 a.m. eastern time, will be opened at 10:00 a.m. and will remain open until a time to be determined on Friday, April 24, 2009. As set forth in Victory’s definitive proxy statement/prospectus mailed to stockholders on or about April 13, 2009 (the “Proxy Statement”), the meeting is taking place at the offices of Graubard Miller, Victory’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174. As previously announced, Victory and TouchTunes Corporation (“TouchTunes”) have entered into a merger agreement pursuant to which TouchTunes will become a wholly-owned subsidiary of Victory following approval of the merger by Victory’s stockholders (the “Merger”). A full description of the Merger is contained in the Proxy Statement .

Victory currently believes that the present holders of 20% or more of the shares of common stock issued in Victory’s IPO (“Public Shares”) have the intention to vote against the Merger and seek conversion of their Public Shares into cash in accordance with Victory’s amended and restated certificate of incorporation. If such event were to occur, the Merger could not be completed. To preclude such event, Victory has negotiated, and is in the process of negotiating, arrangements to provide for the purchase of up to approximately 18 million Public Shares from the holders of Public Shares who indicated their intention to vote against the Merger and seek conversion or otherwise wish to sell their Public Shares. Such purchases will be consummated at or immediately after the closing of the Merger using funds currently held in Victory’s trust account. Separately, Eric J. Watson, Victory’s chairman of the board and treasurer, and Jonathan J. Ledecky, Victory’s president and secretary, have agreed to relinquish shares of Victory’s common stock owned by such individuals and currently held in escrow. As a result of the foregoing arrangements and other possible arrangements described in the Proxy Statement, Victory anticipates that holders of less than 20% of the Public Shares will seek conversion of their Public Shares.

In the event that the Merger is unable to be consummated, Victory will be required to liquidate. Pursuant to the Delaware General Corporation Law (“DGCL”), Victory will be required to pay or make reasonable provision for all existing claims and obligations, including all contingent, conditional, or unmatured contractual claims known to Victory, and to make such provision as will be reasonably likely to be sufficient to provide compensation for any claims that have not been made known to Victory or that have not arisen but that, based on facts known to Victory at this time, are likely to arise or to become known to Victory within 10 years after such date. Accordingly, Victory cannot make any assurance as to when such plan will be completed and when liquidation distributions will be made. As a result, liquidation distributions could take up to 60 days to be completed.

Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by Victory at the Securities and Exchange Commission’s web site at www.sec.gov.

Forward Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Victory’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: approval of the merger by the stockholders of the companies; the number and percentage of Victory stockholders voting against the proposed merger and seeking conversion; the number and percentage of Victory’s stockholders abstaining from any vote; as well as other relevant risks detailed in Victory’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Victory assumes no obligation to update the information contained in this press release.

Not a Proxy Statement

This press release is not a proxy statement or a solicitation of proxies from the holders of common stock of Victory and does not constitute an offer of any securities of Victory for sale. Any solicitation of proxies will be made only by the definitive proxy statement/prospectus of Victory that was mailed to all stockholders of record as of April 7, 2009. Investors and security holders of Victory are urged to read the definitive proxy statement/prospectus and appendices thereto because they contain important information about Victory and TouchTunes.

About TouchTunes Corporation

TouchTunes develops, manufactures and sells interactive digital entertainment systems that are designed to provide innovative digital entertainment content and highly-targeted advertising services to a network of approximately 38,000 out-of-home locations in North America, such as bars, restaurants, retailers and other businesses. TouchTunes’ digital jukebox and other digital entertainment systems and services are provided, under a usage-based revenue model, through long-term agreements with TouchTunes’ distribution channel of more than 2,800 amusement vendor operators and through direct sales to national and regional chains, primarily restaurants. TouchTunes’ wholly-owned subsidiary, TouchTunes Music Corporation (“TouchTunes Music”), introduced the world’s first digital-downloading, pay-per-play commercial jukebox in 1998 and now operates one of the largest out-of-home interactive entertainment networks in the United States. Since mid-2007, TouchTunes has expanded its entertainment network offering, through acquisitions and product development, to include a wireless, portable entertainment system, an interactive advertising platform on the jukebox and an in-location television-based advertising and content solution. For further information on TouchTunes, please visit www.touchtunes.com.

About Victory Acquisition Corp.

Victory Acquisition Corp. is a specified purpose acquisition company formed by veteran investors and entrepreneurs Jonathan Ledecky and Eric Watson for the purpose of effecting a merger, capital stock exchange, asset acquisition or similar business combination with an operating business. Victory raised $330 million in an initial public offering in April 2007. Victory has 40.5 million shares outstanding along with 38 million warrants convertible into shares at an exercise price of $7.50. It currently has approximately $330 million held in a trust account. For further information on Victory Acquisition Corp. please go to www.victoryacq.com

The information on Victory’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings either Victory or TouchTunes makes with the SEC.

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